Exhibit 10.5

HENRY SCHEIN, INC.

135 Duryea Road

Melville, NY 11747

February 7, 2019

Covetrus, Inc.

7 Custom House Street, Suite 2

Portland, ME 04101

Attn: General Counsel (voyagerlegal@vetsfirstchoice.com)

With copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attn: Mark Stein (mark.stein@morganlewis.com)

Re:	Transition Services Agreement

Dear Sir and/or Madam:

Reference is made to the Transition Services Agreement, dated as of the date hereof (the “TSA”), by and between Henry Schein, Inc. (“Harbor”) and Covetrus, Inc. (“Spinco”). For purposes of this letter agreement (this “Letter”), capitalized terms used but not otherwise defined in this Letter shall have the meanings ascribed to them in the TSA.

In connection with our execution and delivery of the TSA, this Letter is intended to memorialize certain understandings between us.

In consideration of the premises and mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Letter agree as follows:

1.    Real Property Leases. In the event that Service Provider becomes aware that the lease in respect of any real property used in the provision of any Service will expire or otherwise terminate during the Term of such Service (a “Terminated Lease”), to the extent that an alternative site is reasonably necessary to provide such Service, Service Provider shall use commercially reasonable efforts to either enter into a new lease for an alternative site or a third party logistics arrangement (a “New Arrangement”), such that it can continue to provide the applicable Service in accordance with the service level requirements set forth in Section 2.3 of the TSA. Service Recipient shall be responsible for and shall pay or reimburse Service Provider for any incremental rent payable under any New Arrangement in excess of the rent payable under the Terminated Lease, and (b) any other incremental third party costs, expenses, fees or charges incurred by Service Provider as a result of the provision of the applicable Service by way of the New Arrangement (and the amounts described in the foregoing clauses (a) and (b) shall be Service Fees for purposes of the TSA).

2.    Subsidiaries of Service Recipient.    The Parties acknowledge and agree that Services will be provided to (a) in the case of Harbor, the entities set forth on Exhibit A under the caption “Harbor Subsidiaries” and (b) in the case of Spinco, the entities set forth on Exhibit A under the caption “Spinco

Subsidiaries” (collectively, and as the same may be amended and supplemented pursuant to this Section 2, the “Service Recipient Subsidiaries”), and that by virtue of the execution of this Letter, each Service Recipient Subsidiary hereby agrees that it shall become a party to and bound by the terms and provisions of the TSA to the same extent as if each such Service Recipient Subsidiary was a signatory thereto. In the event that following the date of this Letter the Parties agree that Services will be provided to an entity that is not currently listed on Exhibit A, the Parties shall amend and supplement Exhibit A to include such entity and such entity shall become a party to the TSA by entering into a joinder to the TSA in a form mutually agreed to by Harbor and Spinco.

3.    Service Fees. Notwithstanding that the Parties are entering into the TSA on the date hereof concurrently with the execution and delivery of this Letter, Spinco hereby acknowledges and agrees that the Service Fees payable in respect of all Services provided by Harbor and its Subsidiaries under the TSA shall be calculated and payable as if the TSA was executed and delivered by the Parties on February 4, 2019. Service Recipient acknowledges and agrees that all Service Fees payable under the TSA shall be paid by either check or wire transfer of immediately available funds to an account designated by Service Provider.

4.    Miscellaneous.

(a)    This Letter and all issues and questions concerning the construction, validity, enforcement and interpretation of this Letter shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Letter, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b)    This Letter may not be amended except by an instrument in writing signed by both Parties. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

(c)    All references to the TSA in this Letter shall refer to the TSA as it may be amended, restated, modified, supplemented and/or replaced from time to time after the date hereof, with appropriate adjustments to the section references of such agreement following any such amendment, restatement, modification, supplement and/or replacement.

(d)    This Letter may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Letter.

[Signature page follows]

Very truly yours,

HENRY SCHEIN, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

COVETRUS, INC.

By:	/s/ Christine T. Komola
Name:	Christine T. Komola
Title:	Chief Financial Officer